Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory J. McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2010 Q2 RESULTS

PARK CITY, Utah, Apr 29/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2010 second quarter ended March 31, 2010.  Net sales for the fiscal 2010 second quarter were $47.9 million compared to $42.0 million for the same quarter of fiscal 2009.  For the second quarter of fiscal 2010, net income was $5.1 million, or $0.49 diluted earnings per share, compared to a net loss of $(23.4) million, or $(2.15) per diluted share, for the same quarter of fiscal 2009.  The second quarter of fiscal 2009 included a non-cash goodwill impairment charge of $37.5 million ($27.3 million after tax, or $2.51 per diluted share).

Net sales for the six months ended March 31, 2010 were $92.7 million compared to $81.6 million for the same period in fiscal 2009.  For the six months ended March 31, 2010, net income was $9.0 million, or $0.86 per diluted share, compared to a net loss of $(20.2) million, or $(1.86) per diluted share.  The six months ended March 31, 2009 included the $37.5 million non-cash goodwill impairment charge.

Operating cash flow for the six months ended March 31, 2010 was $11.0 million compared to $11.8 million for the same period of fiscal 2009.  This operating cash flow, combined with net borrowings of $12.0 million, was primarily used to invest $8.2 million in purchases of property and equipment, $11.6 million in acquisitions of branded natural product businesses and $2.8 million in repurchases of common stock.

Bill Gay, chairman and chief executive officer, commented, “Our overall business continues to improve as Health and Natural Food Store consumers seek a broader selection of products, not offered in other channels, to help maintain their healthy lifestyle.  Traditionally our second quarter is usually our best overall financial quarter of the fiscal year and this was no exception.  Net sales of domestic and international branded products grew during the quarter primarily as a result of integrating our most recent acquisitions.  Our quarterly increase in net income and Adjusted EBITDA was primarily generated by leveraging our selling, general and administrative expenses. ”

Mr. Gay continued, “This quarter’s financial results were extremely encouraging in light of the fact that several historically strong regional US markets remained less vibrant than the overall national market.  Most areas of the country are steadily improving for us and the economic cloud of uncertainty is diminishing for our health conscious consumer.  It appears that Health and Natural Food consumers continue to keep their focus on making healthy lifestyle choices during stressful times.   In any case, we are continuing to invest in and automate additional areas of the company with a strong focus on distribution and manufacturing processes to allow for future growth and expansion.  We will focus on finding additional efficiencies and cutting our controllable costs as we identify and make new acquisitions.  We appreciate every customer, employee and shareholder for the ongoing support they provide us in allowing us to execute our long-term business strategy and we look forward to a successful fiscal 2010.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, VegLife®, KAL®, Nature’s Life®, LifeTime®, Sunny Green®, Action Labs®, Natural Balance®, NaturalMax®, bioAllers®, Herbs for KidsTM, Natra-Bio®, NaturalCare®, Zand®, Health from the Sun®, Life-flo®, Larénim®, TheraNeem®, TheraVeda®, Living Flower Essences®, Pioneer®, Thompson®, Natural Sport®, Supplement Training Systems®, Premier One®, Montana Big SkyTM, ActiPet®, FunFresh Foods™, Dowd & Rogers™, CompliMed®, AllVia™, Oakmont Labs®, Healthway®, Body Gold®, Sayge®, Monarch Nutraceuticals™ and Great Basin Botanicals™.  Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores.  We also distribute branded products of certain third parties.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™ and Granola’s™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 4,000 SKUs, including over 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (ii) adverse publicity or negative consumer perception regarding nutritional supplements, (iii) unavailability of desirable acquisitions or inability to complete them, (iv) changes in or new government regulations or increased enforcement of the same, (v) litigation and claims, including product liability, intellectual property and other types, (vi) insurance coverage issues, (vii) increased competition, (viii) increased costs, including from increased energy prices, (ix) the loss of key personnel or the inability to manage our operations efficiently, (x) disruptions from acquisitions including the loss of customers, (xi) issues with obtaining raw materials of adequate quality or quantity, or increases in the cost, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) changes in general worldwide economic or political conditions, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2010 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	March 31,	September 30,
	2010	2009
Assets
Current assets, net	$59,573	$50,582
Property, plant and equipment, net	61,455	55,584
Goodwill	4,738	1,177
Other non-current assets, net	31,272	26,617
	$157,038	$133,960

Liabilities and Stockholders’ Equity
Current liabilities	$22,098	$18,138
Long-term liabilities	32,698	20,184
Stockholders’ equity	102,242	95,638
	$157,038	$133,960

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2010	2009	2010	2009
Net sales	$47,896	$41,957	$92,735	$81,586
Cost of sales	22,553	19,517	43,918	37,714
Gross profit	25,343	22,440	48,817	43,872
Operating expenses
Selling, general and administrative	16,679	15,713	33,428	31,486
Amortization of intangible assets	314	158	612	317
Impairment of goodwill	—	37,519	—	37,519
Income (loss) from operations	8,350	(30,950)	14,777	(25,450)
Interest and other (income) expense, net	147	264	256	774
Income (loss) before provision (benefit) for income taxes	8,203	(31,214)	14,521	(26,224)
Provision (benefit) for income taxes	3,102	(7,855)	5,476	(5,977)

Net income (loss)	$5,101	$(23,359)	$9,045	$(20,247)

Net income (loss) per common share
Basic	$0.49	$(2.15)	$0.87	$(1.86)
Diluted	0.49	(2.15)	0.86	(1.86)

Weighted average common shares outstanding
Basic	10,385,927	10,870,769	10,437,342	10,859,876
Diluted	10,478,686	10,870,769	10,524,607	10,859,876

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended March 31,		Six months ended March 31,
	2010	2009	2010	2009

Net income (loss)	$5,101	$(23,359)	$9,045	$(20,247)
Provision (benefit) for income taxes	3,102	(7,855)	5,476	(5,977)
Interest and other (income) expense, net (1)	147	264	256	774
Depreciation and amortization	1,767	1,642	3,527	3,276
Impairment of goodwill (2)	—	37,519	—	37,519

Adjusted EBITDA	$10,117	$8,211	$18,304	$15,345

(1)	Includes amortization of deferred financing fees.

(2)	For the three months and six months ended March 31, 2009, a non-cash goodwill impairment charge of $37.5 million was recorded related to our branded and natural food markets reporting units.